Exhibit 10.8

BRIGGS & STRATTON CORPORATION

Form 10-Q for Quarterly Period Ended September 30, 2007

AMENDMENT TO THE BRIGGS & STRATTON

CORPORATION ECONOMIC VALUE ADDED

INCENTIVE COMPENSATION PLAN

Effective January 1, 2008

WHEREAS, the Committee has established and administers the Briggs & Stratton Corporation Economic Value Added Incentive Compensation Plan (the “Plan”) pursuant to the shareholder-approved Briggs & Stratton Corporation Incentive Compensation Plan; and

WHEREAS, it is necessary to make certain amendments to the Plan for purposes of compliance with Section 409A of the Internal Revenue Code;

NOW, THEREFORE, IT IS HEREBY RESOLVED, that the Plan is amended in the following respects effective January 1, 2008:

1.	The phrase “on or before the end of the second month following” in paragraphs A and B of Article VIII of the Plan is replaced with the phrase “during the 60 day period following”.

2.	A new paragraph E is added to Article X to read as follows:

E.	Section 409A. To facilitate compliance with Internal Revenue Code Section 409A, a payment otherwise required to be paid under this Plan shall be neither accelerated nor deferred nor shall there otherwise be a change in the time at which any payment due hereunder is to be paid, except pursuant to a specific written amendment adopted by the Board of Directors of Briggs & Stratton Corporation, which amendment is consistent with the requirements of applicable regulations under Internal Revenue Code Section 409A. Further, no individual shall be deemed to have a termination of employment for purposes of this Plan unless such termination of employment also constitutes a separation from service within the meaning of Code Section 409A.